EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Receives $23 Million Order for SmartCheck Inspection Systems for an Undisclosed Government Agency

BILLERICA, Mass. — July 22, 2010 — American Science and Engineering, Inc. (AS&E) (NASDAQ:ASEI), a leader in X-ray detection technology, announced today the receipt of a $23 million order for a government agency for a significant quantity of SmartCheck® Personnel Screening Systems.  The system will be deployed in a rugged environment and will provide security officials with a fast, reliable and safe way to screen people for a wide variety of threats.

“This sizable order demonstrates the versatility and value of Z Backscatter technology for critical counterterrorism missions,” said Anthony Fabiano, President and CEO. “Designed for personnel inspection at high-risk checkpoints, the SmartCheck system provides rapid detection of explosives threats and contraband hidden on a person’s body.  With Z Backscatter technology, the SmartCheck system is designed to combat evolving security threats by imaging the widest range of contraband concealed on a person.”

About SmartCheck

SmartCheck provides security officials with a safe, non-intrusive means to detect both organic and inorganic threats hidden on a person.  Z Backscatter technology gives the operator easy-to-interpret information about where threats are hidden, thus eliminating the need for intrusive and time-consuming pat-down searches.

Since the SmartCheck system uses Z Backscatter™ X-ray technology, it is safe for both operators and scanned individuals. A scanned person receives about the same amount of radiation as a person flying for two minutes at an altitude of 30,000 feet, or less than 10 microrem (0.1 microsieverts) per scan. SmartCheck meets the manufacturer’s requirements of the American National Standards Institute (ANSI) standard N43.17, which is the standard that the Food and Drug Administration’s (FDA) Center for Devices and Radiological Health (CDRH) references for these systems.

About AS&E®

American Science and Engineering, Inc. (AS&E) is a leading worldwide supplier of innovative X-ray inspection systems. With over 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter™ technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), North Atlantic Treaty Organization (NATO), UK Border Agency (UKBA), Hong Kong Customs, and Abu Dhabi Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad;  and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K, which further detail and supplement the factors described in this Safe Harbor Statement.  Among other disclosures, the Risk Factors disclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.  As a contractor with the United States government, a significant number of the Company’s government contracts may be terminated at the government’s discretion.

Public Relations Contact:
Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com